AMENDMENT NO. 2
                                     TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT


     THIS AMENDMENT NO. 2, dated as of October 24, 2001 (the "Amendment") to the Amended and Restated Rights Agreement dated as of March 17, 1997, as amended on June 4, 1997 (the "Amended and Restated Rights Agreement"), between MOTHERS WORK, INC., a Delaware corporation (the "Company") and STOCKTRANS, INC. (the "Rights Agent").

     WHEREAS, reference is made to the Agreement and Plan of Merger dated October 17, 2001 (the "Merger Agreement") by and among the Company, iMaternity Acquisition Corp., a Delaware corporation, eSpecialty Brands, LLC, a Delaware limited liability company, Maternity Holding Corporation, a Delaware Corporation ("MHC"), James R. Kirsch, an individual ("JK"), William S. Kirsch, an individual ("WK"), Daniel S. Kirsch, as Trustee of the Daniel S. Kirsch Trust dated October 8, 1986 ("DK"), Centre Capital Investors III, L.P. ("Centre Capital"), Centre Capital Individual Investors III, L.P. ("Centre Individual"), Centre Capital Offshore Investors III, L.P. ("Centre Offshore"), Centre Capital Tax-Exempt Investors III, L.P. ("Centre Tax-Exempt") and Centre Partners Coinvestment III, L.P. ("Centre Coinvestment"). Centre Coinvestment, Centre Capital, Centre Individual, Centre Offshore, Centre Tax-Exempt and Centre Partners Management, LLC are sometimes referred to herein as "Centre Partners"; and

     WHEREAS, pursuant to the Merger Agreement, Centre Partners will be issued
(i) 170,708 shares (the "Series C Shares") of Series C Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock"), which are convertible into a specified number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), under certain specified circumstances pursuant to the Certificate of Designation of the Series C Preferred Stock (the "Conversion Right") and (ii) warrants (the "Warrants") to purchase, in the aggregate, 175,000 shares of Common Stock (the "Exercise Right"); and

     WHEREAS, pursuant to the Merger Agreement Centre Partners may purchase up to 400,000 shares of Common Stock in open market and private transactions within 2 years after closing (the "Purchase Right" and such 2 year period being called the "Open Market Purchase Period"); and

     WHEREAS, the Company and the Rights Agent desire to amend the Amended and Restated Rights Agreement pursuant to the terms herein so that Centre Partners may exercise its Exercise Right, Conversion Right and Purchase Right without being deemed an "Acquiring Person" pursuant to the Amended and Restated Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, intending to be legally bound hereby, the parties agree as follows:

     1. Section 1, paragraph (j) of the Amended and Restated Rights Agreement is amended to read in its entirety as follows:

          (j) "Exempt Person" means:

               (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

               (ii) any member of the Matthias Group, any member of the Meridian
                    Group, any member of the Mass Financial Group, or any member of the Crown Group; provided, however, that all the members of the Meridian Group, the Mass Financial Group or the Crown Group, as applicable, shall immediately and thereafter cease to be an Exempt Person if the members of such group shall acquire, at any time after Rights Dividend Declaration Date, additional shares resulting in an increase in such group's aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833 shares of Company Common Stock; and provided, further, that all members of the Matthias Group shall immediately and thereafter cease to be an Exempt Person if such group at any time shall acquire additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding, except for increases resulting from the future issuance to such members of options hereafter issued by the Company, or by inheritance or laws of descent;

               (iii) Robert Fleming Inc. ("Fleming"); provided, however, that
                    Fleming shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its affiliates or associates, shall acquire, at any time after May 22, 1997, additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833;

               (iv) Centre Capital Investors III, L.P. ("Centre Capital"),
                    Centre Capital Individual Investors III, L.P. ("Centre Individual"), Centre Capital Offshore Investors III, L.P. ("Centre Offshore"), Centre Capital Tax-Exempt Investors III, L.P. ("Centre Tax-Exempt") and Centre Partners Coinvestment III, L.P. ("Centre Coinvestment" and Centre Coinvestment, Centre Capital, Centre Individual, Centre Offshore, Centre Tax-Exempt, Centre Partners Management, LLC and their affiliates are sometimes collectively referred to herein as "Centre Partners") insofar as Centre Partners (or any of them) acquires the Series C Shares, acquires up to 400,000 shares of Company Common Stock pursuant to the Purchase Right during the Open Market Purchase Period (the "Open Market Shares"), acquires up to 175,000 shares of Company Common Stock upon exercise of a certain Warrant(s) dated October 17, 2001 issued to Centre Partners (the "Warrant Shares") and acquires up to 193,229 shares of Company Common Stock issued upon exercise of the Conversion Right (the "Conversion Shares"); provided, however, that Centre Partners and all of its officers, directors, employees and affiliates shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its affiliates or associates, shall acquire, at any time hereafter, additional shares of Common Stock other than the Series C Shares, the Open Market Shares, the Warrant Shares and the Conversion Shares which acquisition results in Centre Partners' aggregate beneficial ownership of Company Common Stock then outstanding equaling or exceeding 10%; and

               (v) any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock.

     2. The terms "Agreement" and "Rights Agreement" as used in the Amended and Restated Rights Agreement shall be deemed to refer to the Amended and Restated Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Amended and Restated Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     3. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

ATTEST:                                      MOTHERS WORK, INC.



By:      /s/ Craig A. Swartz                 By: /s/ Rebecca C. Matthias
         -------------------                     -----------------------
         Craig A. Swartz                         Rebecca C. Matthias
         Assistant Secretary                     President



ATTEST:                                      STOCKTRANS, INC.



By:      /s/ Gina Hardin                     By: /s/ Christina Bastas
         ---------------                         --------------------
         Gina Hardin                             Christina Bastas
         Vice President                          Executive Vice President